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                                                                    EXHIBIT 99.4

THE OFFER AND SALE OF SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.


                                                              Irvine, California

Amount: $1,030,000                                                March 29, 2001

                       SECURED CONVERTIBLE PROMISSORY NOTE

         FOR VALUE RECEIVED, INOVISE MEDICAL, INC., an Oregon corporation ("Maker"), promises to pay CARDIAC SCIENCE, INC., a Delaware corporation, or its assigns ("Payee") the principal sum of one million thirty thousand dollars ($1,030,000), with simple accrued interest on the outstanding principal amount at the rate of six (6%) per annum. The principal and all interest shall convert into capital stock of the Maker on the conversion terms described below, or, if not so converted, be repaid by the Maker within fifteen days after September 29, 2001 (the "Maturity Date"). At the request of Maker, payee may from time to time, in its sole discretion, increase the amount of the Principal by such additional amounts of money as are set forth in the schedule (the "Schedule") attached hereto. Each entry in the Schedule shall be initialed by Maker and by the Payee.

         1. Conversion.

                  A. Conversion Upon Closing of Financing. If, prior to the Maturity Date, Maker completes an equity financing resulting in aggregate proceeds to Maker of at least $2,000,000, not including principal and interest received by Maker in this bridge loan financing, and not including principal and interest due under any other notes issued by the Company (the "Financing") (which Maker currently contemplates will take the form of a private placement of the Company's preferred stock consisting of Series D Preferred Stock ("Preferred Stock")) the principal amount and accrued interest of this Note shall automatically convert into a number of fully paid and non-assessable shares of Preferred Stock of Maker sold in the Financing. The number of conversion shares to be issued to Payee shall be determined by dividing (i) the outstanding principal amount and accrued interest of this Note by (ii) the conversion price of the Preferred Stock sold in the Financing (the "Conversion Price").

                  B. Conversion at the Maturity Date. At the Maturity Date, if Maker has not


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completed the Financing, the outstanding principal amount and accrued interest under this Note shall at Payee's election (i) be due and payable in its entirety within 15 days after the Maturity Date, or (ii) convert into a number of fully paid non-assessable shares of the Maker's Common Stock, at a per share conversion price equal to the fair market value of Common Stock as reasonably determined in good faith by the Maker's Board of Directors, unless Maker gives three days written notice of its intent to pay the outstanding of the principal and accrued interest under this Note within 15 days after the Maturity Date. If Payee so elects, the number of common conversion shares to be issued to Payee shall be determined by dividing (a) the outstanding principal amount and accrued interest under this Note by (b) the per share fair market value for the Common Stock.

                  C. Procedures for Conversion.

                           (1) If Maker anticipates closing the Financing before
the Maturity Date, at least 15 days before the closing of the Financing, Maker will notify Payee in writing of the proposed Financing. Payee shall return to Maker the original executed copy of this Note, along with a cancellation notice to be provided by Maker, and upon the closing date of the Financing the outstanding principal amount of this Note and all accrued interest shall be converted automatically into conversion shares of Preferred Stock.

                           (2) If the Financing has not occurred before the
Maturity Date, Maker may provide to Payee written notice of Maker's intent to pay all outstanding principal amount and accrued interest under this Note within 15 days of the Maturity Date; otherwise, this Note will, at Payee's election (i) convert into shares of the Maker's Common Stock as provided in 1.B. above, or
(ii) be immediately due and payable in full. If Payee so elects, before the conversion of the Note into Common Stock of the Company, Payee shall return to Maker the original executed copy of this Note, along with a cancellation notice to be provided by Maker.

                  (3) In the case of conversion under either 1.A or 1.B above, if Payee so elects, Maker shall be obligated to issue to Payee a certificate evidencing conversion shares; provided, however, that as a condition to Company's obligation to convert this Note and issue the conversion shares, Maker may require that Payee (i) surrender this Note to Maker, (ii) execute a stock transfer restriction agreement and (iii) deliver to Maker, in writing, representations regarding Payee's financial sophistication and investment intent and representations regarding such other matters as are reasonable and customary for purchasers of securities in an unregistered private placement. As promptly as practicable after the effective date of conversion (and after surrender of this Note to Maker), Maker shall issue and deliver to Payee a certificate for the number of full conversion shares to which Payee is entitled and a check or cash with respect to any fractional interest in a conversion share as provided in Section 1.D. The person in whose name the certificate for conversion shares is to be issued shall be deemed to have become a holder of record of such shares on the effective date of conversion.

                  D. Fractional Shares. No fractional shares shall be issued upon conversion of this Note. Instead of any fractional shares that would otherwise be issuable upon conversion of this Note, Maker shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest multiplied by the applicable conversion price per share.

                  E. Stock Certificate Legends. Maker may place conspicuously upon each certificate representing the conversion shares legends substantially in the following forms, the terms


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of which are agreed to by Payee and all persons who are designated to receive conversion shares:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED FOR VALUE UNLESS THEY ARE REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR THE CORPORATION RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO IT, OR OTHERWISE SATISFIES ITSELF, THAT REGISTRATION IS NOT REQUIRED.

                  TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY THE TERMS OF AN AGREEMENT BETWEEN THE CORPORATION AND ITS SHAREHOLDERS, A COPY OF WHICH CAN BE OBTAINED BY THE RECORD HOLDER OF THIS CERTIFICATE FROM THE SECRETARY OF THE CORPORATION.

         2. Terms and Conditions of Payment.

                  A. If the Note is not converted into capital stock of the Maker in accordance with Section 1 above, the outstanding principal amount and unpaid accrued interest shall be due and payable within fifteen days of the Maturity Date; provided, however, that the principal amount of this Note and accrued interest thereon may be prepaid in whole or in part at any time without penalty. Any prepayment will be applied first to the payment of the accrued and unpaid interest and second to the payment of principal.

                  B. All payments of interest and principal shall be in lawful money of the United States of America at the principal office of the Payee, or at such other place as the Payee may from time to time designate in writing to the Maker, not later than 5:00 p.m. Pacific Time on the fifteenth day after the Maturity Date. All payments shall be applied first to accrued interest and thereafter to principal.

         3. Security Interest. This Note is secured by the Collateral (as defined in Section 1 (b) of that certain Security Agreement of even date herewith, executed contemporaneously by the parties hereto (the "Security Agreement")), pursuant to the terms and conditions of the Security Agreement.

         4. Default. Each of the following shall constitute an event of default by the Maker (an "Event of Default") hereunder:

         (A) The failure of Maker to pay any installment of principal and interest hereunder when the same becomes due and payable;

         (B) The failure of Maker to perform any obligation or covenant of Maker under this Note and/or the Security Agreement which continues unremedied for a period of ten (10) days after written notice thereof from Payee to Maker;

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         (C) Maker files a voluntary bankruptcy petition or for an arrangement or reorganization pursuant to the bankruptcy laws of the United States, or any similar law, state or federal; Maker admits to or is adjudicated to be insolvent; or Maker is subject to any involuntary bankruptcy proceeding which is not vacated or stayed within sixty (60) days of filing.

Upon the occurrence and during the continuance of any default hereunder, and/or under the Security Agreement, the Payee shall be entitled, by written notice to the Maker, to declare this Note to be, and upon such declaration this Note shall be and become immediately due and payable, and to exercise any other rights or remedies the Payee may have under the Security Agreement and applicable laws.

         5. No Waiver by Payee. Any delay or omission on the part of Payee to exercise any of its rights or remedies hereunder or under the Security Agreement, including, without limitation, the right to accelerate amounts owing under this Note, shall not be deemed a continuing waiver of that right or remedy or any other right or remedy of Payee in respect thereof. The acceptance by Payee of any payment pursuant to the terms of this Note which is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the Payee's rights or remedies under this Note or the Security Agreement at that time or at any subsequent time or nullify any prior exercise of any such rights or remedies without the express written consent of Payee, except as and to the extent otherwise provided by law.

         6. No Voting Rights. This Note shall not entitle the Payee to any voting rights or other rights as a shareholder of the Maker.

         7. Enforcement of the Note. If an Event of Default occurs under this Note, then Maker shall pay all costs of enforcement and collection, including, without limitation, reasonable attorneys' fees and costs incurred by Payee, whether or not enforcement and collection includes the filing of a lawsuit, and whether or not that lawsuit is prosecuted to judgment. The costs of enforcement and collection shall be added to the principal amount of the Note and shall accrue interest from the date incurred by Payee to the date paid by Maker. The Maker hereby expressly waives presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest and any other formality.

         8. Covenant by Payee. Payee agrees that it will not file against the Maker an involuntary bankruptcy petition, or for a compulsory arrangement or reorganization pursuant to the bankruptcy laws of the United States, or any similar law, state or federal law.

         9. Binding Nature. The provisions of this Note shall be binding on Maker and shall inure to the benefit of the Payee.

         10. Usury Savings Provisions. In the event Payee receives any sums under this Note which constitute interest in an amount in excess of that permitted by any applicable law, then all such sums constituting interest in excess of that permitted to be paid under applicable law shall, at Payee's option, either be credited to the payment of principal owing hereunder or returned to Maker. The provisions of this paragraph control the other provisions of this Note and any other agreement between Maker and Payee.

         11. Assignment or Transfer. This Note is not assignable or transferable by Maker. This Note may be transferred by Payee only (i) in compliance with applicable federal and state securities laws, (ii) in compliance with the restrictions herein and in the Security Agreement, and (iii) only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a


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duly executed written instrument of transfer in form reasonably satisfactory to the Maker. Thereupon, a new promissory note for like principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of the Note.

         12. Amendment; Successors in Interest. Any amendment hereto or discharge, termination or waiver of any provision hereof may be made only with the written consent of the Maker and Payee. This Note shall inure to the benefit of and bind the successors, permitted assigns, heirs, executors, and administrators of the parties hereto.

         13. California Law. This Note is made in accordance with and shall be construed under the laws of the State of California, without regard to the conflicts of law principles thereof.

         14. Severability. All provisions hereof are severable. If any provision hereof is declared invalid for any reason, that invalidity shall not affect any other provision of this Note, all of which shall remain in full force and effect.

         15. Interpretation. No provision of this Note is to be interpreted for or against either party because that party or that party's legal representative drafted such provision.


                                          INOVISE MEDICAL, INC.  ("MAKER")

                                          By:
                                               ---------------------------------

                                          Its:
                                               ---------------------------------


                                          CARDIAC SCIENCE, INC.  ("PAYEE")

                                          By:
                                               ---------------------------------

                                          Its:
                                               ---------------------------------